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May 24, 1999

Paper Warehouse, Inc.
7630 Excelsior Boulevard
Minneapolis, MN   55426

Re:      Paper Warehouse, Inc.
         Registration Statement on Form S-1
         $6,000,000 Principal Amount of Convertible
           Subordinate Debentures Due 2005
         File No. 333-___________________

Ladies and Gentlemen:

We are acting as counsel for Paper Warehouse, Inc., a Minnesota corporation (the "Company"), in connection with the registration by the Company of the principal amount of $6,000,000 Convertible Subordinated Debentures due 2005 (the "Debentures"), and such indeterminate number of shares of the Company's Common Stock, $.01 par value per share, as shall be issuable upon conversion of the Debentures (the "Debenture Shares"), all pursuant to the Company's Registration Statement on Form S-1 as initially filed with the Securities and Exchange Commission ("SEC") on May 24, 1999 (the "Registration Statement"). The Debentures are to be issued pursuant to an indenture (the "Indenture") between the Company and Norwest Bank Minnesota, N.A., as trustee (the "Trustee").

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

Based upon the foregoing, and upon our examination of such other matters as we deem necessary in order to furnish this opinion, it is our opinion that:

1. The Company has the corporate authority to issue the Debentures and the Debenture Shares, in the manner and under the terms set forth in the Registration Statement and the Indenture.

2. The Debentures, when duly authorized by the Pricing Committee of the Board of Directors of the Company, and when executed and authenticated in accordance with the terms of the Indenture following execution and delivery of the Indenture by the Company

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Paper Warehouse, Inc.
May 24, 1999
Page 2

     and the Trustee and when delivered to and paid for by Miller & Schroeder Financial, Inc. ("Miller & Schroeder"), in accordance with the Underwriting Agreement between the Company and Miller & Schroeder referred to in the Registration Statement, will be legal, valid and binding obligations of the Company entitled to the benefits provided by the Indenture and enforceable in accordance with their terms and the terms of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally.

3. The Debenture Shares, when duly authorized and reserved for issuance by the aforesaid Pricing Committee and when issued upon conversion in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

The foregoing opinions are based upon and limited exclusively to the laws of the State of Minnesota and the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the reference of our firm name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP